EXHIBIT 10.2

ALLOY, INC.
151 West 26th Street, 11th Floor
New York, NY 10001

April 13, 2005
MLF Investments LLC
2401 West Bay Drive, Suite 124
Largo, FL 33770
Attention: Matthew L. Feshbach
      Re: Standby Commitment of MLF Investments LLC (“MLF”)
Gentlemen:
      As you know, the Board of Directors (the “Board”) of Alloy, Inc. (“Alloy”) is currently contemplating one or more transactions relating to its merchandising business, which transactions include, among others, a spin-off of its merchandising business (the “Complete Spin Transaction”) or an offering or other distribution of a portion of the equity of its merchandising business to its existing shareholders (a “Carve Out,” and together with the Complete Spin, the “Spin Transaction”). The Spin Transaction, if consummated, likely would take the form of a distribution or offering by Alloy to its existing shareholders and/or the public of common stock of a yet-to-be created company, which, for purposes of this letter agreement, will be called Alloy Merchandise Group (“AMG”). In connection with the Spin Transaction, the Board also is contemplating various options for obtaining financing for AMG to enable it to finance its contemplated growth. Among these financing options is a rights offering (the “Rights Offering”), pursuant to which Alloy shareholders receiving or being offered shares of the common stock of AMG in the Spin Transaction would also receive, at no cost, rights to purchase shares of AMG common stock (the “AMG Stock”) at a specified exercise price. Because of the uncertainty about the likely trading range of the AMG Stock upon consummation of the Spin Transaction, the possibility that the exercise price for the rights may not be at a discount from the price of the AMG Stock at the time the Rights Offering is effected, and the possibility that Alloy’s existing shareholders would not be interested in purchasing the AMG Stock, there is uncertainty at this point about AMG’s ability to successfully consummate the Rights Offering. In order to eliminate this uncertainty, Alloy has discussed with MLF the possibility of MLF acting as a standby purchaser of the shares of AMG Stock not purchased by the other Alloy stockholders in the Rights Offering.
      The purpose of this letter agreement is to confirm the agreement of MLF to purchase all of the shares of AMG Stock not purchased by Alloy’s/ AMG’s other stockholders. The purchase of the AMG Stock by MLF will be effectuated upon the terms and conditions to be set forth in a definitive Rights Offering Standby Agreement (the “Standby Agreement”) reasonably satisfactory to, and executed by, Alloy, AMG and MLF. The following is a summary of some of the major points that will appear in the Standby Agreement.
      1.     Issuer. The issuer, AMG, will be will a newly formed corporation, to which Alloy will contribute substantially all of the assets of its merchandising business. AMG would also, as part of the Spin Transaction, assume certain defined liabilities solely related to the assets of Alloy’s merchandising business contributed to AMG, as determined in good faith by the Board at the time of its authorization of the Spin Transaction, if and when it effects such authorization.
      2.     Type of Security; Exercise Price. It is contemplated that, if the Rights Offering is authorized and commenced, AMG will issue, at no cost to each person or entity holding shares of Alloy common stock as of a to be determined record date, rights to purchase shares of AMG Stock at the Exercise Price (the “Rights”). It currently is contemplated that the exercise price per share (the “Exercise Price”) will be based on an implied pre-money equity market valuation of AMG of $175 million, on a fully diluted basis calculated pursuant to the treasury stock method.
      3.     Amount of Offering. As currently contemplated, the Rights Offering would result in aggregate gross proceeds to AMG of $20,000,000 (the “Contemplated Offering Amount”). The Board shall have the right, in its sole discretion, to reduce the Contemplated Offering Amount by whatever amount the Board deems advisable.
      4.     Exercise Period. The Rights shall be exercisable for a period of not less than 16 days following the date such Rights are issued (the “Exercise Period”), or such other period as may be determined by the Board.
      5.     Purchase Commitment; Standby Commitment. MLF hereby covenants that it shall exercise all of the Rights distributed to it (the “MLF Rights”) and shall purchase all shares of AMG Stock underlying the MLF Rights at the Exercise Price. Additionally, if, at the end of the Exercise Period, there are Rights of other Alloy stockholders that remain unexercised (the “Unexercised Rights”), MLF Agrees that, at the request of Alloy, and subject to the provisions hereof, it shall purchase all of the AMG Stock underlying all Unexercised Rights at the Exercise Price. There will be no rights of oversubscription offered to any of Alloy’s stockholders other than those provided to MLF pursuant to this letter agreement. MLF’s financial obligation hereunder to purchase shares of AMG Stock underlying the Unexercised Rights shall not, in the aggregate, exceed the difference between the aggregate amount for exercise of the AMG Stock underlying the MLF Rights and the Contemplated Offering Amount. AMG shall grant usual and customary demand and piggy back registration rights to MLF in respect of all shares of AMG Stock acquired pursuant to the Standby Agreement.
      6.     Fees.

a. Commitment Fee. If and when the Board authorizes the Spin Transaction, then promptly following such authorization, MLF shall receive a non-refundable fee of $50,000 (the “Commitment Fee”) as compensation for its commitment to purchase all of the AMG Stock underlying all the Unexercised Rights at the Exercise Price.

b. Standby Fee. If the Rights Offering is effected, MLF shall be entitled to receive a non-refundable fee upon the initiation of the Rights Offering of ten-year warrants to purchase a number of shares of AMG Stock equal to 8% multiplied by the number of shares of AMG Stock issued pursuant to the Rights Offering at the Exercise Price (the “Standby Fee”).
      7.     No Obligation to Complete Spin Transaction or Rights Offering. Nothing contained in this letter agreement shall (i) obligate Alloy to initiate or consummate the Spin Transaction, (ii) obligate Alloy or AMG to initiate or consummate the Rights Offering, or (iii) obligate Alloy or AMG to require MLF to purchase all or any of the shares of AMG Stock underlying the Unexercised Rights. MLF shall have no obligations hereunder if either the Spin Transaction or the Rights Offering is not consummated.
      8.     Representations and Warranties. The Standby Agreement will contain representations, warranties, indemnities and covenants with respect to, among other matters:

a. the due and valid authorization, execution and delivery of the Standby Agreement and the authority of Alloy, AMG and MLF in connection therewith;

b. that the execution, delivery and performance by AMG and MLF of the Standby Agreement will not constitute a breach of any agreement to which AMG or MLF is a party or violate any law applicable to AMG or MLF and that there is no litigation pending or threatened which would effect or impair the ability of AMG or MLF to perform its obligations under and pursuant to the Standby Agreement;

c. the due organization, valid existence and good standing of AMG and MLF, the corporate or limited liability company power and authority of each to own its assets and properties and carry on its business in the ordinary course;

d. the class, number and par value of all authorized, issued and/or outstanding shares of AMG capital stock, all of which issued shares shall be fully paid and non-assessable, and that AMG shall not have issued or granted or agreed to issue or grant any warrant, option, right of first refusal or other right to subscribe for or acquire in any way whatsoever any shares of capital stock of AMG except as shall be set forth in the Form S-1 Registration Statement relating to the AMG Stock underlying the Rights;

e. the material truth, accuracy and completeness of all financial statements of or pertaining to AMG, prepared in accordance with generally accepted accounting principles consistently applied;

f. the absence of any required consents of any third parties to the Spin Transaction, the Rights Offering or Standby Agreement or the transactions to be consummated pursuant thereto or thereunder; and

g. such other representations and warranties as AMG or MLF may reasonably request or are customarily found in agreements of the sort contemplated by the Standby Agreement.
      9.     Commissions. Each party represents and warrants to the other that it has not dealt with any broker or finder in connection with this Agreement or the transactions provided for herein, and that no person or entity is entitled to any brokerage or finder’s fee, commission or other compensation on account of any such dealings with the warranting party. Each party shall indemnify, save and hold the other harmless from and against any and all loss, cost or expense (including, without limitation, any and all attorneys’ fees related to suits, actions or judgments incident hereto), whether direct, contingent or consequential, and no matter how arising, in any way related to or arising from any breach of the representations and warranties contained in this Paragraph 9.
      10.     Binding Nature: Termination. The parties acknowledge that, subject to the provisions of paragraph 7 hereof, this letter agreement represents the binding intent of the parties to proceed in accordance with the terms hereof and this letter agreement represents the legally enforceable obligations of the parties hereto in accordance with the terms hereof. The parties each agree to proceed with diligence and in good faith to cause their respective counsel, accountants and personnel to so proceed to draft, negotiate and enter into the Standby Agreement and to obtain any and all necessary authorizations, consents and prior approvals as may be required. This letter agreement, and the transactions contemplated hereby, may be terminated if (i) AMG or Alloy delivers a written notice of termination to MLF prior to the execution of the Standby Agreement; or (ii) the Standby Agreement is not executed and entered into on or prior to the filing with the SEC of the Form S-1 Registration Statement relating to the AMG Stock underlying the Rights. Upon any such termination, neither party hereto shall have any further obligations hereunder to the other with respect to the subject matter of this letter agreement. In addition, this letter agreement shall terminate automatically and without further action of the parties if the Spin Transaction is not consummated on or prior to December 31, 2005.
      11.     Costs and Expenses. Each party hereto shall be responsible for all expenses incurred by it related hereto, to the Spin Transaction, the Rights Offering, or otherwise related to the subject matter hereof.
      12.     Third-Party Consents. The Parties shall cooperate with each other in securing or obtaining all authorizations, consents, approvals, or clearances of any third parties or governmental agencies, if any, necessary for the consummation of the transactions contemplated hereby.
      13.     Notices. Any notice required or permitted to be given hereunder shall be in writing, and shall be either (i) personally delivered, (ii) sent by U.S. certified or registered mail, return receipt requested, postage prepaid, (iii) sent by Federal Express or other reputable common carrier guaranteeing next business day delivery, (iv) by electronic mail; or (iv) by facsimile, in any event to the respective addresses of the parties set forth below, or to such other place as any party hereto may by notice given as provided herein designate for receipt of notices hereunder. Any such notice shall be deemed given and effective upon receipt or refusal of receipt thereof by the primary party to whom it is to be sent; provided, however, a notice delivered by electronic mail or facsimile after 5:00 PM on any day shall be deemed received on the next business day.
      If to the Alloy or AMG:

Alloy, Inc.
151 West 26th Street
11th Floor
New York, NY 10001
Attn: Chief Executive Officer
Fax: (212) 244-4311

      with a copy (which shall not constitute notice) to:

Richard M. Graf
KMZ Rosenman
1025 Thomas Jefferson St, NW
Washington, DC 20007
Fax: (202) 339-6058
      If to MLF:

MLF Investments LLC
2401 West Bay Drive, Suite 124
Largo, FL 33770
Attn: Matthew L. Feshbach
Fax:
      with a copy (which shall not constitute notice) to:

Steven Wolosky
Olshan Grundman Frome Rosenzweig
& Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Fax: (212) 451-2222
      14.     Governing Law. This letter agreement shall be governed by and construed in accordance with the internal laws of the State of New York without reference to (i) its judicially or statutorily pronounced rules regarding conflict of laws or choice of law; (ii) where any instrument is executed or delivered; (iii) where any payment or other performance required by any such instrument is made or required to be made; (iv) where any breach of any provision of any such instrument occurs, or any cause of action otherwise accrues; (v) where any action or other proceeding is instituted or pending; (vi) the nationality, citizenship, domicile, principal place of business, or jurisdiction or organization or domestication of any party; (vii) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than the State of New York; or (viii) any combination of the foregoing. Any action, suit or proceeding initiated by either party hereto against the other party hereto under or in connection with this letter agreement shall be brought only in a state or federal court located in the State of New York, County of New York. Each party hereto submits itself to the exclusive jurisdiction of any such court, waives any claims of forum non conveniens and agrees that service of process may be effected on it by the means by which notices are to be given pursuant to this agreement.
      15.     Assignment. Neither party may assign this agreement without the prior written consent of the other party, which consent shall not be withheld, conditioned or delayed unreasonably. In addition, MLF, with the consent of Alloy, which consent shall not be withheld, conditioned or delayed unreasonably, may assign all or a portion of its rights hereunder to one or more senior AMG executives; provided, that no such assignment shall relieve MLF of any of its obligations hereunder.
      16.     Integration. This Agreement constitutes and comprises the entire agreement and understanding between parties hereto as of the date hereof with regard to the subject matter hereof and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties or covenants respecting such subject matter not expressly set forth herein.
      17.     Counterparts. This letter agreement may be executed in counterparts and the counterparts together will constitute a single, fully-executed original.
[Remainder of page left blank intentionally]

      Please indicate your acceptance of this proposal by executing the duplicate copy of this letter agreement enclosed herewith and returning it to Alloy at the address indicated above.

Sincerely yours,

Alloy, Inc.

By:	/s/ James K. Johnson, Jr.

Name: James K. Johnson, Jr.

Title:	Chief Operating Officer, Chief Financial Officer

ACCEPTED AND AGREED TO:

LF INVESTMENTS LLC

By:	/s/ Matt L. Feshbach

Its Chairman

Date: April 14, 2005